EXHIBIT 99.1C



                                    EXHIBIT C



September 5, 2003


Mr. James Neustel
7723 Mallard Way
Indianapolis, IN  46256

Dear Jim:

         This letter is intended to set forth the proposed terms of an employment agreement between you and Glacier Water Services, Inc. ("Glacier" or the "Company"), subject to the conditions noted below. Please signify your acceptance of this agreement and the terms specified below by signing where indicated below.

1. Effective upon the merger between Water Island, Inc. and a subsidiary of Glacier (the "Merger") (targeted for September 29, 2003), you will be employed by the Company for a term expiring on the one-year anniversary of the Merger. The Company and you may choose to extend the employment period on an at-will basis, as mutually agreed.

2. You will assume the position of Vice President, Strategic Planning, reporting directly to the President and Chief Executive Officer. Some of the responsibilities you will perform in this role will include Water Island integration, rollout of project G2 in the East and other projects to be agreed upon after the merger closing.

3. Your base salary will be at the annual rate of $100,000, payable bi-weekly at the rate of $3846.15.

4. Based on agreed upon qualitative and quantitative objectives, including the Company's financial performance, you will be eligible for a pro-rated target bonus opportunity equal to 20% of your annual salary.

5. You will be provided the use of a company owned vehicle to perform your job.

6. Effective with your employment, you will be granted stock options to purchase 5,000 shares of Glacier common stock pursuant to Glacier's Incentive Stock Option Agreement. The exercise price of the options will be based on the recorded and reported closing market price on the Wall Street Journal the day prior to your employment date with the Company.


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7.                You will accrue vacation credits at the rate of 10 hours per month. Any accrued and unused vacation credits shall be paid to you and included in your final pay.

8. You will be eligible the first of the month following the Merger date to participate in Glacier's comprehensive health care program. Information regarding the various plan options and summary of coverage will be presented to you under separate cover.

9. The Company retains the right to terminate this employment agreement due to intentional or gross misconduct on your part.

10. At the end of the employment term, you will return to the Company any and all equipment and other Company property that may have been provided to you by the Company.

 11. You acknowledge that during your employment with the Company you had and will continue to have access to client and business information that you would not have but for his association with the Company. You will not disclose any confidential information relating to the Company or any of its clients, except as expressly requested by an order of a court or governmental agency with competent jurisdiction. Such confidential information shall include, but shall not be limited to, client records, arrangements with business sources, ownership and management organization information, financial records and budgets, and marketing and business plans. You will give written notice to the Company of any disclosure requirement, or threatened requirement, by a court or governmental agency in order to allow the Company the opportunity to resist such requirement. Matters of public knowledge, or matters that become generally known in the industry from sources other than you, do not constitute confidential information. The foregoing provisions are in addition to any like provisions agreed to by you in connection with the Merger.

12. You agree that you will not, without the Company's prior written consent, directly or indirectly solicit or cause others to solicit the water vending related business of any person or entity which was a client of the Company at any time between the date hereof and the end of your employment agreement, including the employment of any person employed by the Company at any time between the date hereof and the end of your employment agreement. The foregoing provisions are in addition to any like provisions agreed to by you in connection with the Merger.

13. This letter shall be governed and construed in accordance with the laws of the State of California without reference to principles of conflict of laws. You agree that any and all controversies or claims arising out of or relating to this letter agreement, or the breach thereof shall be resolved through arbitration binding on the parties held in the county of San Diego before one or more professional arbitrator(s). In the event the foregoing provision is not enforceable against you, you hereby waive your right to jury trial with respect to this letter agreement or the breach thereof.


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14.               If accepted by you, this letter contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, whether oral or written, between you and the Company.

         Please indicate your agreement by executing a copy of this letter agreement and returning the same to me.

Sincerely,



Brian McInerney
President & Chief Executive Officer

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Read, agreed to and accepted:


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James Neustel                                                 Date



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